Exhibit 10.3

May 31, 2011

Hank Skorny

c/o RealNetworks, Inc.

2601 Elliott Avenue

Seattle, WA 98121

Dear Hank,

The purpose of this letter is to communicate the modification of your notice and severance terms as you continue to fill the role of Chief Strategy Officer. Your salary, job duties and participation in our annual Executive MBO program will remain the same.

The notice and severance terms set forth in this letter supersede any and all provisions you may have previously received from Real (other than in your Change in Control and Severance Agreement).

In the event that Real terminates your employment without “cause” (as defined in Exhibit A), and in consideration for your signing and not revoking a customary separation and release agreement to be provided by Real, Real will provide you with (a) a lump sum payment equal to 12 months of your then current base salary on the payment terms set forth in this letter, and (b) Real-paid COBRA health care coverage (assuming you elect COBRA) for a period not to exceed 12 months from your termination date.

At your election, you agree that prior to voluntarily terminating your employment for any reason, you will provide Real with six (6) months’ notice. After receipt of such notice Real may, at its election, direct you to continue your work for Real for up to six (6) months at your then-current base salary. In consideration for fulfilling the foregoing notice provision and for signing and not revoking a separation and release agreement, Real will pay you a lump sum payment equal to six (6) months of your then current base salary.

Any severance payments and benefits (other than COBRA reimbursements which will be made as incurred) will be made to you as soon as administratively practicable following your termination of employment but subject to Exhibit A, which contains important additional details regarding the timing of payment (including rules to help avoid your being subject to additional taxes under section 409A of the Internal Revenue Code).

In the space provided below, please confirm your agreement to the terms of this letter, including the terms in the attached Exhibit A.

The provisions of your original offer letter and your related confidentiality and non-competition agreement shall continue to be in effect, except as specifically modified in this letter.

Thank you for your ongoing contributions and commitment to RealNetworks. We look forward to your continued success!

Sincerely,

/s/ Michael Lunsford

Michael Lunsford

Interim Chief Executive Officer

ACCEPTED AND AGREED:

By: /s/ Hank Skorny

Date 06/01/11

Exhibit A

Definition of “Cause”

For purposes of this letter, “cause” will mean the occurrence of any of the following: 1) your conviction of, or plea of nolo contendere to, a felony involving moral turpitude (including under Federal securities laws), resulting in material harm to the Real; (2) your substantial and continuing failure after written notice thereof to render services to the Real in accordance with the terms or requirements of your employment for reasons other than illness or incapacity; (3) your willful misconduct, gross negligence, fraud, embezzlement, theft, misrepresentation or dishonesty involving the Real or any of its subsidiaries, resulting in any case in material harm to the Real; or (4) your violation of any confidentiality or non-competition agreements with the Real or its subsidiaries, resulting in material harm to the Real.

COBRA Reimbursement

If you become entitled to Real-paid COBRA reimbursement and Real, in its sole discretion, determines that it cannot provide the company-paid COBRA benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Real will, in lieu thereof, provide to you a lump sum cash payment equal to the aggregate COBRA premiums that you would be required to pay to continue your group health coverage in effect on the last date of employment with Real (which amount will be based on the premium for the first month of COBRA coverage), which will be made regardless of whether you elect COBRA continuation coverage.

Release and Section 409A

The receipt of any severance benefits pursuant to this letter will be subject to your signing and not revoking a release of any and all claims, in a form prescribed by Real (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If you do not execute the Release on or prior to the date set forth in the Release for you to consider it, you will forfeit any rights to severance benefits under this letter. No severance benefits will be paid or provided until the Release becomes effective and irrevocable. Upon the Release becoming effective, any payments delayed from the date you terminate employment through the effective date of the Release will be payable in a lump sum without interest on the first payroll date after the Release becomes effective and irrevocable.

It is the intent of this letter that all payment and benefits hereunder comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder and any applicable state law requirements (“Section 409A”) so that none of the payments and benefits to be provided under this letter will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. You and Real agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. Notwithstanding anything to the contrary in this letter, no severance pay or benefits to be paid or provided to you, if any, pursuant to this letter that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, “Deferred Compensation”) or otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. However, unless a later date is required by the next sentence, any severance payments or benefits under this letter that would be considered Deferred Compensation will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following your separation from service and any installment payments that would have been made to you during the sixty (60) day period immediately following your separation from service but for this sentence will be paid to you on the sixtieth (60th) day following your separation from service and the remaining payments shall be made as provided in this letter. Further, if at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A, payment of such Deferred Compensation will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following your termination of employment, or your death, if earlier.